THE LAW OFFICES OF

THOMAS C. COOK

ATTORNEY AND COUNSELOR AT LAW

10470 W. CHEYENNE AVENUE, SUITE 115, PMB 303

LAS VEGAS, NEVADA 89129

(702) 524-9151

tccesq@aol.com

November 8, 2020

To: Board of Directors, Limitless Venture Group, Inc.

Re: Registration Statement of Form 1-A (the “Registration Statement”)

Gentlemen,

You have requested our opinion as counsel for Limitless Venture Group, Inc., a Nevada corporation (the “Company”) in connection with the registration under the Securities Act of 1933, as amended, pursuant to Regulation A,, and the Rules and Regulations promulgated thereunder, and the public offering by the Company of up to 75,000,000 shares of common stock issuable in connection with the Company’s Offering Statement on Form 1-A.

In that connection, we have examined the Company’s Offering Statement pursuant to Regulation A, and filed with the Securities and Exchange Commission on or about December 30, 2020 (the “Offering Circular”). We further have examined the Articles of Incorporation, Bylaws, and applicable minutes of the Company as a basis of our opinion hereinafter expressed.

Based upon the foregoing, we are of the opinion that the issue and sale of the Company shares to be sold pursuant to the terms of the Registration Statement as filed with the Securities and Exchange Commission have been duly authorized and, upon the sale thereof in accordance with the terms and conditions of the Registration Statement be validly issued, fully-paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement.

Sincerely,

/s/ Thomas C. Cook

Thomas C. Cook, Esq.